Exhibit 5.1

Matthew P. Dubofsky

T: +1 720 566 4244

mdubofsky@cooley.com

April 29, 2015

KemPharm, Inc.

2656 Crosspark Road, Suite 100

Coralville, Iowa 52241

Ladies and Gentlemen:

You have requested our opinion, as counsel to KemPharm, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 549,824 shares (the “2007 Plan Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s Incentive Stock Plan, as amended (the “2007 Plan”), and (ii) 2,266,666 shares (together with the 2007 Plan Shares, the “Shares”) of Common Stock pursuant to the Company’s 2014 Equity Incentive Plan (together with the 2007 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Matthew P. Dubofsky
Matthew P. Dubofsky, Partner

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